Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements Form S-3 (Nos. 333-180098 and 333-154157) and Form S-8 (333-194557, 333-76849, 333-43080, 333-73666, 333-118320, and 333-171260) of GSI Group Inc. of our report dated May 14, 2014, relating to our audits of the consolidated and combined financial statements of JADAK, LLC and Subsidiary and its Combined Affiliate as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012, and 2011, included in this Current Report on Form 8-K/A.

/s/ McGladrey LLP

Boston, Massachusetts

May 21, 2014